Exhibit 5.1

9900 W. 109TH ST. SUITE 100 OVERLAND PARK, KS 66210 913.344.9200 COMPASSMINERALS.COM

September 21, 2023

Ladies and Gentlemen:

I have acted as counsel for Compass Minerals International, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-3, including the documents incorporated by reference therein (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 7,034,609 shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for resale by KM&T Investment Holdings, LLC (the “Selling Stockholder”).

I, as counsel for the Company, or attorneys under my supervision, have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that the Securities to be offered and sold by the Selling Stockholder have been validly issued by the Company and fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mary L. Frontczak
Mary L. Frontczak
Chief Legal and Administrative Officer and Corporate Secretary